DEPARTMENT OF THE TREASURY

                          OFFICE OF THRIFT SUPERVISION

                                Washington, D.C.



                                  FORM 10-QSB


   x              QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1994

                                       or

                  TRANSITION REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
           For the transition period from             to            .

                Office of Thrift Supervision Docket Number 6498


                  JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A.
       (Exact name of small business issuer as specified in its charter)



        United States                                        54-0680877
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                           Identification No.)


550 Broadview Avenue, Warrenton, Virginia                   22186
(Address of principal executive offices)                  (Zip Code)


      (703) 347-3531
(Issuer's telephone number)


Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    YES  X     NO

The number of shares outstanding of the registrant's common stock, ($3.00 par value) on June 30, 1994 was 1,310,876.

Transitional Small Business Disclosure        Yes          No  X










                               PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                       Jefferson Savings and Loan Association, F.A.
                                Consolidated Balance Sheets

(Dollars in thousands)
                                                  June 30,      September 30,
Assets                                              1994             1993

                                                (Unaudited)
Cash                                              $  4,065         $  2,926
Investment securities                               37,968           45,670
Mortgage-backed securities                          39,468           51,173
Loans receivable, net                              201,944          169,965
Accrued interest receivable                          1,766            1,759
Real estate owned                                    7,329            8,219
Office properties and equipment, net                 4,212            3,474
Prepaid expenses and other assets                    1,362            1,064

    Total assets                                  $298,114         $284,250

Liabilities and Stockholders' Equity

Liabilities

Deposits                                          $268,920         $241,467
Other borrowings                                    14,789           24,079
Advance payments from borrowers
  for taxes and insurance                            1,515            1,630
Accrued expenses and other liabilities               1,176            4,392

    Total liabilities                              286,400          271,568

Stockholders' Equity

Common stock, par value $3 per share,
  authorized 5,000,000 shares, issued
  and outstanding, 1,310,876 shares at
  June 30, 1994 and September 30, 1993               3,933            3,933
Preferred stock, par value $1 per share,
  authorized 2,500,000 shares at June 30,
  1994 and September 30, 1993, issued and
  outstanding -0- shares at June 30, 1994
  and September 30, 1993                               -                -
Additional paid-in capital                           3,380            3,380
Retained earnings                                    5,063            5,268
Net unrealized gain (loss) on assets
  available-for-sale                                  (662)             101

    Total stockholders' equity                      11,714           12,682

    Total liabilities and stockholders' equity    $298,114         $284,250

See accompanying notes to unaudited consolidated financial statements.

                       Jefferson Savings and Loan Association, F.A.
                           Consolidated Statements of Operations
                                        (Unaudited)

                                  Three months ended       Nine months ended
                                         June 30,                June 30,

(Dollars in thousands)              1994         1993        1994        1993

Interest income
  Loans                          $ 3,712      $ 3,780     $10,765     $11,846
  Mortgage-backed securities         661          869       2,194       2,659
  Investment securities              411          485       1,278       1,562
  Other investments                   68           87         183         189

    Total interest income          4,852        5,221      14,420      16,256

Interest expense
  Deposits                         2,400        2,438       7,072       7,662
  Borrowed money                     619          818       2,379       2,828

    Total interest expense         3,019        3,256       9,451      10,490

    Net interest income            1,833        1,965       4,969       5,766

Provision for losses on loans         66           77          70         229
Net interest income after
  provision for losses on
  loans                            1,767        1,888       4,899       5,537

Noninterest income
Fees and service charges              192         222         529         631
Gain (loss) on sale of:
  Investment securities                -           40         (65)        (26)
  Mortgage-backed securities           -            -           -         300
  Loans receivable                    22          314         193         698
  Mortgage loan servicing              -            -         (11)          -
  Office properties and
   equipment                          70           (3)         72          (3)
Miscellaneous                         16           28         111         130

    Total noninterest income         300          601         829       1,730

Operating expenses
Compensation and employee
 benefits                          1,011          778       2,797       2,389
Occupancy and equipment              316          310         920         866
Federal deposit insurance            189          178         556         514
Net cost of real estate owned         75          598         236         913
Advertising                           47           49         125         150
Other                                423          410       1,164       1,147
    Total operating expenses       2,061        2,323       5,798       5,979

Income(loss) before
  income taxes                         6          166         (70)      1,288
Income tax expense                   137           61         135         500

Net income(loss)                 $  (131)     $   105       $(205)     $  788

Earnings(loss) per share         $ (0.10)     $  0.08      $(0.16)     $ 0.60
Weighted average shares
 of common stock               1,310,876    1,310,876   1,310,876   1,310,876

See accompanying notes to unaudited consolidated financial statements.

                       Jefferson Savings and Loan Association, F.A.
                           Consolidated Statements of Cash Flows
                                        (Unaudited)
(Dollars in thousands)                             Nine months ended June 30,
                                                       1994            1993

Operating activities
Net income(loss)                                    $  (205)        $   788
Adjustments to reconcile net income to net
 cash provided (used) by operating activities:
  Provision for losses on loans                          70             229
  Provision for losses on real estate owned              45             297
  Depreciation and amortization                         349             282
  Amortization of premiums and discounts, net
    of investment securities and mortgage-
    backed securities                                   127               -
  Net (gain) loss on sales of:
    Investment securities                                65              26
    Mortgage-backed securities                            -            (300)
    Loans receivable                                   (193)           (698)
    Office properties and equipment                     (72)              3
 (Increase) decrease in accrued
    interest receivable                                  (7)            202
(Increase) decrease in other assets                    (298)            657
  Decrease in advance payments from borrowers
    for taxes and insurance                            (115)           (529)
  Decrease in other liabilities                      (3,216)         (1,235)
  Receipt of stock dividends from FHLB of Atlanta       (91)           (151)
  Disbursements for originations of loans
    held for sale                                    (4,811)        (36,980)
  Proceeds from sales of loans held for sale         11,252          44,896
      Net cash provided (used) by operating
       activities                                     2,900           7,487

Investing activities
Proceeds from sales of:
  Investment securities                                   -           1,100
  Mutual funds                                       15,090          61,816
Maturities of investment securities                      14          34,065
Purchases of:
  Investment securities                              (4,000)        (20,416)

  Mutual Funds                                      (15,562)        (85,610)
(Increase) decrease in FHLB overnite funds            9,540          (9,190)
(Increase) decrease in CMO & REMIC trust funds        1,785              (3)
Purchases of mortgage-backed securities              (6,039)        (10,235)
Proceeds from sale of mortgage-backed securities          -           9,086
Principal payments on mortgage-backed securities     17,715          11,651
Loan originations                                   (81,664)        (40,906)
Principal payments on loans                          44,907          43,985
Purchases of property and equipment                  (1,087)           (158)
Proceeds from sale of property and equipment             72               -
Additions to real estate owned                         (894)            (97)
Proceeds from sales of real estate owned                199           2,900
      Net cash provided by investing
       activities                                   (19,924)         (2,012)

Financing activities
Net increase (decrease) in deposits                  27,453          (4,584)
Proceeds from advances from FHLB of Atlanta          15,000           2,000
Repayments of advances from FHLB of Atlanta         (15,000)         (2,000)
Decrease in other borrowings                         (9,290)         (7,374)
Redemption of common stock                                -              (3)
      Net cash used by financing activities          18,163         (11,961)
Increase (decrease) in cash                           1,139          (6,486)
Cash at beginning of period                           2,926           9,896
Cash at end of period                               $ 4,065         $ 3,410

See accompanying notes to unaudited consolidated financial statements.

                       Jefferson Savings and Loan Association, F.A.
                           Consolidated Statements of Cash Flows
                                        (Unaudited)


Supplemental disclosures of information:

(Dollars in thousands)                          Nine months ended June 30,
Cash paid for the period:                           1994           1993

  Interest on deposits and all borrowings          $ 9,684        $10,776
  Income taxes                                     $ 1,125             12

Non-cash investing activities:

  Transfers from loans receivable to
    real estate owned                              $   470        $ 1,418
  Transfers from real estate owned to
    loans receivable                               $ 2,010              -
  Additions to mortgage-backed
    securities from securitization of
    loans receivable                                     -         $4,055
  Unrealized net gain (loss) on assets
    held-for-sale recorded as an increase
    (decrease) of stockholders' equity             $  (764)       $    12


See accompanying notes to unaudited consolidated financial statements.

                       Jefferson Savings and Loan Association, F.A.
                        Notes to Consolidated Financial Statements
                                      June  30, 1994
                                        (Unaudited)



Note 1.  Basis of Presentation

The foregoing financial statements are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial statements have been included. The operating results for the three and nine months ended June 30, 1994 are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Association's Annual Report for the year ended September 30, 1993.

Note 2.  Earnings Per Share

Earnings per share has been computed on outstanding shares of common stock of 1,310,876 for the three and nine months ended June 30, 1994 and 1993, respectively. The outstanding shares have been adjusted to reflect a one-for-three reverse stock split effected in April, 1993.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial Condition

      The total assets of Jefferson Savings and Loan Association, F.A. ("Jefferson" or the "Association") increased $13.9 million, or 4.9%, to $298.1 million at June 30, 1994 from $284.3 million at September 30, 1993, due primarily to an $32.0 million increase in loans receivable, which was partially offset by a decrease in investment securities of $7.7 million, a decrease in mortgage-backed securities of $11.7 million, and a decrease in real estate owned of $0.9 million. The decrease in investment securities, primarily overnite funds, was used to increase loans receivable. The decrease in mortgage-backed securities was primarily caused by a $8.9 million reduction in assets collateralizing the CMO and REMIC borrowings in wholly owned finance subsidiaries.

      Investment securities decreased $7.7 million to $38.0 million during the nine months ended June 30, 1994. The primary factor causing this decrease was a decline of $9.5 million in Federal Home Loan Bank overnite funds. At June 30, 1994, investment securities consisted primarily of $5.4 million in Federal Home Loan Bank overnite funds, $9.0 million in Federal Home Loan Bank notes, $3.7 million in Federal Home Loan Bank stock, $11.1 million in mutual funds primarily invested in government-agency adjustable-rate mortgage-backed securities, $9.0 million in Federal Home Loan Mortgage Corporation("FHLMC") and Federal National Mortgage Association("FNMA") adjustable-rate notes, and $.6 million in overnite cash investments. All investment securities except the overnite cash funds, and the FHLB stock are classified as available-for-sale. These $25.0 million of investment securities available-for-sale had an unrealized net loss of $864,700 at June 30, 1994.

      Mortgage-backed securities ("MBSs") decreased $11.7 million to $39.5 million during the nine months ended June 30, 1994. Purchases of MBSs during the nine months ended June 30, 1994 totalled $6.0 million. Principal repayments during the nine months ended June 30, 1994 amounted to $17.6 million. There were no sales of MBSs in the nine months ended June 30, 1994. All purchases consisted of government-agency variable-rate securities collateralized by one-year adjustable-rate mortgages. MBSs classified as available-for-sale totalled $6.6 million and had an unrealized net loss of $205,100 at June 30, 1994. MBSs collateralizing the CMO and REMIC borrowings in wholly owned finance subsidiaries totalled $16.4 million. MBSs owned by the Association totalled $23.2 million, of which $16.8 million were variable-rate and $6.4 were fixed rate.

      Loans receivable, net, increased $32.0 million during the nine months ended June 30, 1994 due primarily to a change in portfolio management. The Board of Directors directed management to place approximately $20 million of long-term fixed-rate mortgage loans which were originated between December, 1993 and March 31, 1994 in the portfolio to be held-to-maturity. Lower market rates of interest spurred increased refinancing and repayment of mortgage loans held in portfolio in the quarter ended December 31, 1993. However, an increase in mortgage interest rates during the six months ended June 30, 1994 contributed to a decline in mortgage loan originations, slowed refinancings and loan repayments, and increased origination of adjustable-rate-mortgages. There were no loans held-for-sale at June 30, 1994.

      Real estate owned declined $0.9 million to $7.3 million during the nine months ended June 30, 1994 primarily due to the November, 1993 sale of the Knight's Inn Motel in Monroe, Michigan for $1.8 million. The Association accepted a cash payment of $150,000 and granted a loan of $1,650,000 for the remainder of the purchase price. In October, 1993, the Association purchased the land and land lease for the Knight's Inn Motel for $340,000. As a result, the Association expects to receive a minimum of $30,000 in annual rental payments from this land lease, which expires on 9/30/22, with six consecutive options to extend for five years each (30 years). Land in Charlottesville, Virginia classified as real estate owned totalling $710,000 is expected to be sold for cash prior to September 30, 1994 at no loss.

      Total liabilities increased in the nine months ended June 30, 1994 by $14.8 million, or 5.5%, due primarily to an increase in deposits of $27.5 million, which was partially offset by a decline of $9.3 million in other borrowings, a decrease of $115,000 in advance payments from borrowers for taxes and insurance, and a decrease of $3.2 million in accrued expenses and other liabilities .

      Deposits increased in the nine months ended June 30, 1994 by $27.5 million to $268.9 million at June 30, 1994, due primarily to the acquisition in October, 1993 of approximately $9.3 million of deposits from another savings institution in Leesburg, Virginia at a premium of 1.25%, and the acquisition of approximately $14.2 million of deposits in Front Royal and Culpeper, Virginia at a premium of $48,000, or 0.03%. The Leesburg accounts were transferred to the Association's existing branch in Leesburg, Virginia. Unamortized goodwill from such purchases totalled $152,000 at June 30, 1994, and is being amortized over a sixty month period. The remainder of the $4.0 million deposit increase resulted from an improvement of market share at existing branches utilizing current product offerings. The Association had no brokered deposits at June 30, 1994.

      Other borrowings, consisting of notes payable ("Notes") of Jefferson Funding Corporation ("JFC") and mortgage collateral bonds ("Bonds") issued by Jefferson Funding Corporation II ("JFCII") net of unamortized discount, decreased $9.3 million or 38.6% to $14.8 million at June 30, 1994. JFC and JFC II are both wholly-owned finance subsidiaries of the Association. The Notes and Bonds are secured by mortgage-backed securities and outstanding indebtedness on the Notes and Bonds are reduced as the mortgage-backed securities are repaid. Lower market interest rates in the Fall of 1993 resulted in increased levels of principal repayments of the mortgage loans securing mortgage-backed securities. The outstanding bonds payable balance declined from $26.5 million at September 30, 1993 to $16.2 million at June 30, 1994. The unamortized discount on bonds payable declined from $2.4 million at September 30, 1993 to $1.4 million at June 30, 1994. The amortization of the discount of $1.0 million is recorded as interest expense.

      Accrued expenses and other liabilities decreased $3.2 million due primarily to a decline of current income tax liability of $0.8 million, and a reduction in checks outstanding for mortgage loan disbursements of $1.4 million.

      At the Association's annual meeting on January 28, 1993, the stockholders approved a one-for-three reverse stock split. In April, 1993 the Association's transfer agent issued new certificates to existing stockholders. As a result, the total number of shares outstanding decreased to 1,310,876, a decline from the previously outstanding total of 3,934,291. Total cash of $3,523 was deducted from paid-in capital to settle 554 fractional shares, at a price of $6.36 per share.


Nonperforming Loans and Real Estate Owned

      The following table sets forth information regarding nonaccrual loans and real estate owned held by the Association at the dates indicated.
                                      June 30,       September 30,
                                         1994             1993
                                        (Dollars in Thousands)
Nonaccrual Loans
Residential                           $   614          $ 1,205
Nonresidential                          1,116            1,298
Construction                              638              154
Consumer                                   19                9
      Subtotal                          2,387            2,666

Real estate owned
Residential                             1,010              770
Nonresidential                          6,319            6,938
In-substance foreclosure                    -              611
      Subtotal                          7,329            8,319

Total nonperforming assets            $ 9,716          $10,985
Total nonperforming assets
  to total assets                       3.26%            3.86%

      Real estate owned decreased $0.9 million or 10.8% during the nine months ended June 30, 1994 due primarily to the sale of the Knights Inn Motel discussed above. At June 30, 1994, approximately $1.2 million of real estate owned was under contract to sell at no loss, which primarily consists of a land development project in Charlottesville, Virginia and a warehouse and land in Chantilly, Virginia. In the nine months ended June 30, 1994 the Association wrote off $145,000 of real estate owned, of which $100,000 was offset by the reduction of the general valuation allowance for real estate owned in a corresponding amount.

      The total of nonaccrual loans declined $279,000, or 10.5%. The decrease in nonaccrual residential loans of $591,000 was partially offset by an increase in nonaccrual construction loans of $484,000. The construction loans consist primarily of two land loans to one builder in Warrenton, Virginia. The largest loan of $467,000 was secured by land in Warrenton, Virginia. The Association currently expects a full recovery of the outstanding nonaccrual loan balances.

Allowance for Loan Losses

      The total allowance for loan losses amounted to $1.5 million at June 30, 1994 and $1.6 million at September 30, 1993. The allowance for loan losses as a percent of loans outstanding was .75% at June 30, 1994, compared to .94% at September 30, 1993. At June 30, 1994, the allowance for loan losses as a percentage of nonperforming loans was 63%. The provision for loan losses amounted to $66,000 and $70,000 during the three and nine months ended June 30, 1994, respectively, compared to $77,000 and $229,000 for the same periods in 1993.

      The Association believes that the allowance for loan losses as of June 30, 1994 was adequate and further believes that the net carrying values of real estate owned are stated at their fair values. However, future additions to the allowance for loan losses or reductions in net carrying values may be necessary based on the performance of the Association's loan portfolio and changes in economic conditions. In addition, in connection with periodic examinations of the Association, the staff of the OTS and the Federal Deposit Insurance Corporation("FDIC") consider the adequacy of the allowance for loan losses and the net carrying value of real estate owned. Such agencies may require the Association to recognize additions to the allowance or reductions in the net carrying value of real estate owned based on their judgements at the time of such examinations. Based upon an examination completed in January, 1994, the OTS did not require the Association to increase the allowance for loan losses, or reduce the net carrying value of real estate owned.


Results of Operations
      Jefferson recorded a net loss of $205,000 for the nine months ended June 30, 1994, compared to net income of $788,000 for the nine months ended June 30, 1993, a decrease of $993,000. Net loss and net earnings per share were $0.16 and $0.60 for the three months ended June 30, 1994 and 1993, respectively. Jefferson recorded a net loss of $131,000 for the three months ended June 30, 1994, compared to net income of $105,000 for the three months ended June 30, 1993, a decrease of $236,000. Net loss and net earnings per share were $0.10 and $0.08 for the three months ended June 30, 1994 and 1993, respectively. Outstanding shares of common stock were 1,310,876 shares for the three and nine months ended June 30, 1994 and 1993, respectively, as adjusted for a one-for-three reverse stock split effected in April, 1993.

Net Interest Income

      Net interest income declined $797,000 or 13.8% to $5.0 million in the nine months ended June 30, 1994, compared with $5.8 million in the nine months ended June 30, 1993. The decrease in net interest income resulted primarily from a decline in the interest rate spread to 2.37% for the nine months ended June 30, 1994 compared to 2.77% for the nine months ended June 30, 1993, a decrease of 40 basis points. The yield on interest-earning assets for the nine months ended June 30, 1994 was 6.93%, a decline of 94 basis points from 7.87% for the nine months ended June 30, 1993. This decrease was the result of prepayment and refinancing of high yield mortgage loans, declining yields on adjustable-rate mortgages, and declining yields on consumer loans. The cost of interest-bearing liabilities for the nine months ended June 30, 1994 was 4.56%, a decline of 54 basis points from 5.10% for the nine months ended June 30, 1993. The cost of deposits for the nine months ended June 30, 1994 was 3.69%, a decline of 51 basis points from 4.20% for the nine months ended June 30, 1993. However, the cost of borrowed money was 16.04% for the nine months ended June 30, 1994, an increase of 377 basis points from 12.27% for the nine months ended June 30, 1993. The increase in the rate paid on other borrowings was due to the amortization of the CMO and REMIC borrowings, as discussed in "Financial Condition."

      Deposit costs in fiscal 1994 decreased compared to fiscal 1993 primarily due to the rollover of maturing certificates of deposit to lower rates, and the reduction of the cost of passbook accounts. However, management expects that the increase in general interest rates, and in particular, the rising yield on U.S. Treasury obligations, from January, 1994 to the present will probably result in an increase in deposit costs in future periods. The costs of borrowed money increased in the nine months ended June 30, 1994 compared to the nine months ended June 30, 1993 primarily due to an increase in amortization of the discount related to the bonds and the notes due to a higher repayment of the underlying collateral, FHLMC Participation Certificates("PCs"). The negative impact of the amortization of the discount of the notes and bonds on net interest income in the nine months ended June 30, 1994 was $(1,112,000), compared to $(707,000) in the nine months ended June 30, 1993. Management expects that repayments of the FHLMC PCs collateralizing the bonds will decline in the remaining three months of fiscal 1994, which will enhance interest rate spread and net interest income.


      Interest-earning assets in the nine months ended June 30, 1994 averaged $277.6 million while interest-bearing liabilities averaged $276.4 million, a difference of $1.2 million. Interest-earning assets in the nine months ended June 30, 1993 averaged $275.5 million, while interest-bearing liabilities in the nine months ended June 30, 1993 averaged $274.3 million, a difference of $1.2 million.
      Net interest income in the three months ended June 30, 1994 decreased $132,000 to $1.8 million or 6.7% compared to the three months June 30, 1993. This decline was caused by a lower interest rate spread in the 1994 period as compared to the 1993 period, as discussed above.

Noninterest Income

      Noninterest income decreased $901,000 or 52% in the nine months ended June 30, 1994 compared to the nine months ended June 30, 1993, and decreased $301,000 or 50% in the three months ended June 30, 1994 compared to the same period in 1993. Contributing to the decline in the nine month period ended June 30, 1994 was a fiscal 1993 gain of $300,000 on the sale of mortgage-backed securities in December, 1992, while there was no sale of mortgage-backed securities in fiscal 1994. In addition, gains on the sale of loans receivable held-for-sale totalled $193,000 in the nine months ended June 30, 1994, compared to $698,000 in the nine months ended June 30, 1993, a decrease of $505,000. Gains on the sale of loans receivable held-for-sale totalled $22,000 in the three months ended June 30, 1994, compared to $314,000 in the three months ended June 30, 1993, a decrease of $292,000. All profits resulted from the sale of loans classified as held-for-sale, which were newly originated fixed-rate mortgage loans sold in the secondary market. However, as noted above, the Association originated $20 million of long-term, fixed-rate mortgage loans for its portfolio during January, 1994 through April, 1994 and as a result, gains on sales of loans decreased in fiscal 1994. The net loss on sales of investment securities was $65,000 in the nine months ended June 30, 1994, compared to a loss of $26,000 in the nine months ended June 30, 1993, an increase of $39,000. Fees and service charges declined $102,000 in fiscal 1994 compared to fiscal 1993 primarily due to a decrease of $92,000 in mortgage loan service fees. The Association sold $63 million of mortgage loan servicing in September, 1993.


Operating Expenses

      Operating expenses decreased $181,000 or 3.0% to $5.80 million in the nine months ended June 30, 1994 compared to $5.98 million the nine months ended June 30, 1993. Operating expenses decreased $262,000 or 11.3% to $2.06 million in the three months ended June 30, 1994 compared to $2.32 million in the three months ended June 30, 1993. These decreases were primarily due to decreases of real estate owned expenses, which were partially offset by increases in compensation and employee benefits expense.

      Compensation and employee benefits expense increased $408,000, or 17.1% in the nine months ended June 30, 1994, compared to the nine months ended June 30, 1993. Compensation and employee benefits expense increased $233,000, or 29.9% in the three months ended June 30, 1994, compared to the three months ended June 30, 1993. The primary reason for the higher amounts in the three and nine months ended June 30, 1994 compared to the same periods in 1993 were the addition of fourteen employees in two newly acquired branches in Front Royal and Culpeper, Virginia on May 20, 1994, an increase in staff to initiate a mortgage banking operation, a 4.0% salary increase for fiscal 1994 employees, and the addition of a marketing director. In addition, pension costs increased $62,000, payroll taxes increased $22,000 and group insurance costs increased $22,000 in the nine months ended June 30, 1994 compared the same period in 1993.

      Occupancy and equipment expense increased $54,000 or 6.2% in the nine months ended June 30, 1994, compared to the nine months ended June 30, 1993. The primary reasons for these changes in the nine months ended June 30, 1994 compared to the same period in 1993 were an increase in furniture and fixture depreciation of $53,000, an increase in personal property taxes of $18,000, an increase in building depreciation of $8,000, and an increase of office rent expense of $12,000, which increases were partially offset by a decrease of $47,000 in repairs and maintenance.

      Federal deposit insurance expense increased approximately $42,000 or 8.2% in the nine months ended June 30, 1994 compared to the nine months ended June 30, 1993, and increased $11,000 or 6.2% in the three months ended June 30, 1994 compared to the same period in 1993. These increases reflect higher premiums as a result of the implementation of a risk-based formula as required by federal legislation in January, 1993, and the addition of deposits acquired by the Association during fiscal 1994.

      The net cost of real estate owned decreased $677,000 or 74.2% to $236,000 in the nine months ended June 30, 1994 compared to the same period in 1993, and decreased $523,000 or 87.5% to $75,000 in the three months ended June 30, 1994 compared to the same period in 1993. The decline resulted from a reduction of costs incurred in a 1993 refurbishing of the Ocean One hotel in Virginia Beach, Virginia, and approximately $100,000 income in fiscal 1994 from operations of the Knights Inn in Monroe, Michigan which was sold in November, 1993. The Ocean One hotel affiliated with the Howard Johnson's franchise in June, 1994, after further renovation costs of approximately $175,000 which are being written off over a fifteen month period ending September 30, 1995. In the nine months ended June 30, 1994, the Ocean One hotel has operated at approximately 33% occupancy at a loss of $112,000. Management anticipates profit from hotel operations in excess of $275,000 in the quarter ended September 30, 1994.


Income Tax Expense

      The Association recorded income tax expense of $135,000 and $500,000 in the nine months ended June 30, 1994 and 1993, respectively. The Association recorded income tax expense of $137,000 and $61,000 in the three months ended June 30, 1994 and 1993, respectively. The lower tax expense in the nine months ended June 30, 1994 reflected the net loss before income tax expense in 1994 as compared with net income before tax expense in 1993. In addition, temporary differences affect the recognition of income and expense for tax and financial reporting purposes. The significant temporary differences which affected tax expense include the amortization of the discount on REMIC bonds, amortization of prepaid pension amounts, receipt of FHLB stock dividends, the difference between tax and book bad debt deductions, and the limitation on the utilization of net operating loss carryforwards. The Association had a deferred tax asset recorded at June 30, 1994 of $180,000.


Liquidity and Capital Resources

      Jefferson is required by OTS regulations to maintain cash and eligible liquid investments in an amount equal to 5% of net withdrawable savings and borrowings payable in one year or less to assure its ability to meet demands for withdrawals and repayment of short-term borrowings. The Association has consistently exceeded such regulatory liquidity requirements, and for the nine months ended June 30, 1994 had a weighted average liquidity ratio of 6.43%.

      At June 30, 1994, the Association had $14.8 million of approved loan commitments, and $5.0 million of undisbursed residential construction loans-in-process. The amount of deposits which are scheduled to mature during the next twelve month period totals approximately $72.6 million. Management believes that, by evaluating competitive instruments and pricing in its market area, it can, in most circumstances, manage and control maturing deposits so that a substantial amount of such deposits are retained by Jefferson.

      Standby letters of credit outstanding at June 30, 1994 totalled $311,000. The Association does not engage in transactions involving interest rate futures or swap transactions.

      The Association is subject to regulations of the OTS that impose certain minimum regulatory capital requirements. The following table presents the Association's capital requirements and the current excess(deficiency), on both a dollar and percentage basis, as of June 30, 1994.

                            Current            Actual             Capital

                            Capital         Association           Excess

                          Requirement          Capital          (Deficiency)
                        Amount  Percent    Amount  Percent    Amount  Percent
      Tangible         $ 4,476    1.50%   $11,562   3.87%   $ 7,086    2.37%
      Core             $ 8,952    3.00%   $11,562   3.87%   $ 2,610    0.87%
      Risk-based       $13,000    8.00%   $12,465   7.67%   $  (535)  (0.33)%

      Stockholders' equity of $11.7 million at June 30, 1994 under generally accepted accounting principles was reduced by $152,000 of goodwill to arrive at tangible capital for regulatory purposes. Risk-based capital included stockholders' equity of $11.7 million, increased by the general loan loss allowance of $1.5 million, and reduced by goodwill of $152,000 and a land development investment of $612,000. Risk-weight assets totalled $162.5 million at June 30, 1994.

      At June 30, 1994, the Association exceeded tangible and core capital regulatory requirements, but did not exceed the risk-based regulatory capital requirement. The Association expects to file a capital plan in September, 1994, summarizing the actions it plans on taking to once again comply with all regulatory capital requirements.

Impact of Inflation, Deflation and Changing Prices

      The consolidated financial statements and related notes presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Association are monetary in nature. As a result, interest rates have a more significant impact on the Association's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, noninterest expenses do reflect general levels of inflation.

                                PART II.  OTHER INFORMATION

Item 1.  Legal Proceedings

      Legal proceedings are more fully described in Form 10-KSB for the year ended September 30, 1993 filed on January 13, 1994. There have been no material changes since that date, other than that noted below.

      MORRISSEY, ET AL V. JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A., ET AL, At Law No. 133899, Circuit Court of Fairfax County, Virginia.

This suit was filed on July 29, 1994 by the principals of a Texas partnership (5930 Prestionview Joint Venture) and the Guarantors of the 1984 loan made to that partnership. The plaintiffs claim that Jefferson violated Virginia's Equal Credit Opportunity Act by requiring spousal guarantees of the loan and requiring reaffirmation of those guarantees when the terms of the loan were subsequently modified. The plaintiffs seek to have their guarantees declared unenforceable and to have three deeds of trust on Virginia property securing $300,000 of the $1,400,000 loan released. Jefferson intends to contest the suit and management does not anticipate any material impact to the financial statements as a result of the litigation.

      Management does not anticipate any material impact to the financial statements as a result of litigation.

Item 5.  Other Information

      On January 11, 1994, the Association signed an agreement to acquire the Front Royal and Culpeper, Virginia branches of First Union National Bank of Virginia, which involved the transfer of approximately $14.2 million in deposits and the acquisition of branch buildings and equipment. The transaction was approved by the OTS, and was completed on May 20, 1994.

      At the April 5, 1994 meeting of the Board of Directors, the bylaws of the Association were amended to increase the members of the board from nine to ten. The Board of Directors then elected William H. Savage to fill this vacancy and to serve until the next annual meeting of stockholders.


Item 6.  Exhibits and Reports on Form 8-K

      (a)   Exhibits

            None

      (b)   Reports on Form 8-K

            None

                                        SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A.
                                               (Registrant)




Date: August 15, 1994                        Thomas W. Winfree
                                     Thomas W. Winfree, President and
                                          Chief Executive Officer



Date: August 15, 1994                       Craig A. Mason

                                   Craig A. Mason, Senior Vice President and
                                     Chief Financial Officer